Exhibit 2.6.1

AMENDMENT NO.1 TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of April 13, 2021 to that certain Membership Interest Purchase Agreement (the “Agreement”), dated as of February 21, 2021, by and between NextPoint Acquisition Corp., a special purpose acquisition corporation incorporated under the laws of the Province of British Columbia (the “Purchaser”), and Franchise Group Intermediate L, LLC, a Delaware limited liability company (“Seller” and together with Purchaser, the “Parties”). All capitalized terms used herein and not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the Parties desire to amend the Agreement as specifically provided herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.All references in the Agreement to “qualifying transaction” are hereby deleted and replaced with “qualifying acquisition”.

2.All references in the Agreement to “Qualifying Transaction” are hereby deleted and replaced with “Qualifying Acquisition”.

3.Section 7.1(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“The approval of the Exchange shall have been obtained by Purchaser to enable the Liberty Transaction and the LoanMe Transaction, together, to qualify as Purchaser’s “qualifying acquisition” and for the listing of the Common Shares on the Exchange after the Effective Time.”

4.Section 7.1(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“All of the existing Purchaser Class A Shares and Purchaser Class B Shares outstanding immediately prior to closing shall have been converted into Common Shares and Proportionate Voting Shares, respectively, prior to the Closing (the “Purchaser Share Conversion”) in accordance with the Constating Documents of Purchaser.”

5.All terms and provisions of the Agreement not amended hereby shall remain in full force and effect in accordance with their respective terms.

6.The provisions of Article 1 (Definitions) and Article 9 (General Provisions) of the Agreement are incorporated herein by reference and shall apply to the terms and conditions of this Amendment and the parties hereto mutatis mutandis.

7.This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Amendment. Signatures of the Parties transmitted by PDF counterpart shall be deemed to constitute originals and may be relied upon, for all purposes, as binding on the transmitting party hereto. The Parties intend to be bound by the signatures transmitted by PDF counterpart, are aware that the other Parties will rely on such signature, and hereby waive any defenses to the enforcement of the terms of this Amendment on the form of signature.

IN WITNESS WHEREOF the Parties have hereunto caused this Amendment to be duly executed as of the date first above written.

NEXTPOINT ACQUISITION CORP.
By: /s/ Andrew Neuberger
Name: Andrew Neuberger
Title: Chief Executive Officer

FRANCHISE GROUP INTERMEDIATE L, LLC
By: /s/ Brian Kahn
Name: Brian Kahn
Title: President and Chief Executive Officer